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EXHIBIT 21

Subsidiaries of Registrant:

Name	State of Organization	Names Under Which Does Business
GrayMark Productions, LLC	Oklahoma	GrayMark Productions, LLC
Out of the Blue Productions, LLC	California	Out of the Blue Productions, LLC

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  EXHIBIT 21